UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2018

Education Realty Trust, Inc.

Education Realty Operating Partnership, LP

(Exact name of registrant as specified in its charter)

Maryland Delaware (State or other jurisdiction of incorporation)	001-32417 333-199988-01 (Commission File Number)	20-1352180 20-1352332 (IRS Employer Identification No.)

999 South Shady Grove Road, Suite 600 Memphis, Tennessee (Address of principal executive offices)	38120 (Zip Code)

Registrant’s telephone number, including area code: 901-259-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On June 25, 2018, Education Realty Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (the “Company”), Education Realty Operating Partnership, LP, a Delaware limited partnership (“Company OP”), University Towers Operating Partnership, LP, a Delaware limited partnership (“DownREIT”), Education Realty OP GP, Inc., a Delaware corporation and a wholly-owned subsidiary of Company (“OP GP”), and University Towers OP GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Company OP (“DownREIT GP” and, together with Company, Company OP, DownREIT and OP GP, the “Company Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GSHGIF LTP, LP, a Delaware limited partnership (“Parent”), GSHGIF REIT, a Maryland real estate investment trust and a wholly-owned subsidiary of Parent (“REIT Merger Sub”), GSHGIF Acquisition LP, a Delaware limited partnership, a direct subsidiary of REIT Merger Sub and an indirect wholly-owned subsidiary of Parent (“OP Merger Sub”), and GSHGIF DownREIT LP, a Delaware limited partnership, a direct subsidiary of OP Merger Sub and an indirect subsidiary of REIT Merger Sub and Parent (“DownREIT Merger Sub” and, together with Parent, REIT Merger Sub and OP Merger Sub, the “Buyer Parties”). Each of the Buyer Parties is an affiliate of Greystar Real Estate Partners, LLC (“Greystar”). The Merger Agreement and the transactions contemplated thereby were approved unanimously by the Company’s Board of Directors (the “Board”). Capitalized terms used herein without definition have the meaning given to them in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Company will merge with and into REIT Merger Sub (such merger transaction, the “REIT Merger”) at the effective time of the REIT Merger (the “REIT Merger Effective Time”), with REIT Merger Sub continuing as the surviving company (the “REIT Surviving Entity”) in the REIT Merger, and pursuant to which each outstanding share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the REIT Merger Effective Time will be converted into the right to receive an amount in cash equal to $41.50, without interest and subject to certain adjustments set forth in the Merger Agreement in the event that the Company is required to pay certain dividends prior to the closing.

Immediately after the REIT Merger, OP Merger Sub shall merge with and into Company OP (such merger transaction, the “OP Merger”) at the effective time of the OP Merger (the “OP Merger Effective Time”), with Company OP continuing as the surviving entity and a subsidiary of the REIT Surviving Entity (the “Partnership Surviving Entity”), and each Class A Unit of limited partnership interest in Company OP (“Company OP Unit”) (other than any Company OP Unit held directly or indirectly by Company, OP GP or any other Company Subsidiary) issued and outstanding immediately prior to the OP Merger Effective Time will be converted into the right to receive an amount in cash equal to $41.50, without interest and subject to certain adjustments set forth in the Merger Agreement in the event that the Company is required to pay certain dividends prior to the closing.

Immediately after the OP Merger, DownREIT Merger Sub shall merge with and into DownREIT (such merger transaction, the “DownREIT Merger” and, together with the REIT Merger and the OP Merger, the “Mergers”) at the effective time of the DownREIT Merger (the “DownREIT Merger Effective Time”), with DownREIT continuing as the surviving entity and a subsidiary of the Partnership Surviving Entity, and each Common Partnership Unit in DownREIT (“DownREIT Unit”) (other than any DownREIT Unit held directly or indirectly by Company, DownREIT GP, Company OP or any other Company Subsidiary) issued and outstanding immediately prior to the DownREIT Merger Effective Time will be converted into the right to receive an amount in cash equal to $41.50, without interest and subject to certain adjustments set forth in the Merger Agreement in the event that the Company is required to pay certain dividends prior to the closing.

Immediately prior to the OP Merger Effective Time, each outstanding long term incentive plan unit in the Operating Partnership (“LTIP Unit”) subject to vesting or other forfeiture conditions or repurchase rights that remains unvested or subject to forfeiture conditions or repurchase will automatically become fully vested and free of any forfeiture conditions or repurchase rights immediately prior to the OP Merger Effective Time and shall be converted into an outstanding Company OP Unit for all purposes, including the right to receive the OP Per Share Merger Consideration.

The Company Parties and the Buyer Parties have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by the Company Parties to conduct their business in the ordinary course during the period between execution of the Merger Agreement and closing of the Mergers and the Company Parties’ covenant not to solicit alternative transactions or, subject to certain exceptions, participate in discussions relating to an alternative transaction or furnish non-public information to third parties relating to an alternative transaction.

To the extent that the closing of the Mergers has not occurred prior to October 15, 2018, Company, Company OP and DownREIT shall be entitled to declare and pay regular dividends in cash of $0.00435 per calendar day per share of Company Common Stock, Company OP Unit or DownREIT Unit, as applicable. Any such dividend payments will not impact the per share cash purchase price.

The Merger Agreement requires the Company to convene a special meeting of stockholders for purposes of obtaining approval of a majority of the outstanding Company Common Stock and to prepare and file with the Securities and Exchange Commission a proxy statement with respect to such meeting as promptly as practical after the date of the Merger Agreement, which proxy statement will contain, subject to certain exceptions, the Board’s recommendation that the Company’s stockholders vote in favor of the REIT Merger.

The Mergers are subject to customary closing conditions including, among other things, (1) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the REIT Merger, (2) the absence of any law, injunction, judgment, order or ruling prohibiting the Mergers, (3) the accuracy of the representations and warranties made by the parties, (4) the performance by the parties in all material respects of their covenants, obligations and agreements under the Merger Agreement, (5) the delivery of a tax opinion related to the Company’s status as a REIT, and (6) the absence of a material adverse effect on the Company Parties prior to the closing.

The Buyer Parties furnished the Company Parties with executed equity and debt financing commitments, the proceeds of which will provide for funds to consummate the transactions contemplated by the Merger Agreement. The consummation of the Mergers is not subject to a financing condition. In connection with the execution of the Merger Agreement, an affiliate of Blackstone Real Estate Income Trust, Inc. has entered into a separate purchase and sale agreement with REIT Merger Sub with respect to the acquisition of a certain amount of the Company's assets at the time of closing of the Mergers.

The Merger Agreement contains certain termination rights for the Company Parties and the Buyer Parties, including, without limitation, the ability of the Company to terminate the Merger Agreement if it receives a takeover proposal that the Board determines constitutes a superior proposal so long as the Company Parties are not in breach of the non-solicitation provisions of the Merger Agreement. In addition, the Merger Agreement may be terminated under certain circumstances, including: (A) by mutual written consent of the parties; (B) by either party (1) if the Merger has not been consummated on or before December 31, 2018 (the “Outside Date”), (2) if a final and non-appealable order is entered permanently restraining or otherwise prohibiting the Merger or the other transactions contemplated by the Merger Agreement, or (3) upon a failure of the Company to obtain approval of the requisite vote of its stockholders; (C) by Parent if (1) any of the Company Parties has breached its representations and warranties or covenants and agreements, and the breach results in the applicable closing condition with respect to its representations and warranties or covenants and agreements being incapable of being satisfied by the Outside Date (subject to certain exceptions) or (2) the Company or the Company Board breaches certain covenants or takes certain actions related to the non-solicitation of alternative acquisition agreements; or (D) by the Company if (1) Parent has breached its representations and warranties or covenants and agreements, and the breach results in the applicable closing condition with respect to its representations and warranties or covenants and agreements being incapable of being satisfied by the Outside Date (subject to certain exceptions), (2) the Company Board approves and authorizes the Company to enter into a definitive agreement to implement a superior proposal, subject to the satisfaction of conditions set forth in the Merger Agreement or (3) if Parent is unable to satisfy its closing conditions within three days of receiving a written notice from the Company stating that all Company closing conditions have been satisfied.

In connection with the termination of the Merger Agreement in connection with its entry into an alternative transaction with respect to a superior proposal and under other specified circumstances related to the Company’s non-solicitation obligations, the Company will be required to pay to Parent a termination fee of $118,147,254 to Parent with respect to any termination following July 25, 2018 (as extended, as discussed below), or $50,634,537 with respect to any termination on or prior to July 25, 2018 (subject to extension beyond July 25, 2018 if the Company Parties and the Buyer Parties are engaged in a match-right process relating to a superior proposal, as provided in the Merger Agreement). The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $200,000,000 under specified circumstances set forth in the Merger Agreement related to the failure by Parent to consummate the closing.

As a condition of the Merger Agreement and concurrently with the execution of the Merger Agreement, each of Greystar and certain of the other equity investors severally entered into a limited guarantee (the “Guarantee”) in favor of the Company Parties with respect to certain obligations of the Buyer Parties under the Merger Agreement.

The foregoing description of the Merger, the Merger Agreement and the Guarantee does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Accelerated Vesting of LTIP Units

The information with respect to the accelerated vesting of LTIP Units under Item 1.01 above is incorporated into this Item 5.02 by reference.

Gross-Up Agreement

On June 25, 2018, the Company entered into Excise Tax Gross-Up Agreements (the “Gross-Up Agreements”) with each of Randall L. Churchey, Thomas Trubiana, Edwin B. Brewer, Jr., Christine Richards and Lindsey Mackie (the “Executive Officers”), pursuant to which the Company has agreed to provide the Executive Officers with tax gross-up payments to the extent such Executive Officer is subject, in connection with the Mergers described above in Item 1.01, to an excise tax imposed by Section 4999 of the Code in an amount that generally will place the Executive Officer in the same after-tax position that he or she would have been in if no excise tax had applied and no gross-up payment made. The Company currently estimates that the total liability under these agreements will be approximately $700,000.

The foregoing description of the Gross-Up Agreements does not purport to be complete and is qualified in its entirety by reference to the Gross-Up Agreements, which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, hereto and are incorporated herein by reference.

Acceleration of 2018 Bonuses

Pursuant to the Merger Agreement, at the time of the closing of the Mergers, each of the Executive Officers will receive a prorated portion of his or her 2018 cash bonus with applicable performance metrics deemed satisfied at the “target” level of performance.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective June 25, 2018, the Board approved the first amendment (the “Amendment”) to the Second Amended and Restated Bylaws of the Company (the “Bylaws”), which became effective immediately. The Amendment added a new provision to the Company’s Bylaws that provides for the selection of the forum for certain litigation. Unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of any duty owed by any present or former trustee or officer or other employee of the Company to the Company or the stockholders of the Company’s, (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provisions of the Maryland General Corporation Law, the Company’s charter or the Bylaws (in each case, as the same may be amended from time to time), or (d) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 8.01.	Other Events.

Other Compensation Arrangements

Prior to the closing of the Mergers, the Company expects to enter into amendments (the “Employment Agreement Amendments”) to the employment agreements (the “Employment Agreements”) of the Executive Officers in order to provide for payment of an amount equal to the Executive Officers’ existing change in control severance entitlement to be paid immediately following the REIT Merger Effective Time without a termination of employment.  Any amounts payable to an Executive Officer upon termination will be reduced by the amount paid upon the completion of the Mergers such that the Executive Officers will not be entitled to duplicate severance entitlements. Further, if, following a change in control, the Company terminates the Executive Officer’s employment without Cause (as defined in the Employment Agreements) before the payment in full of the remaining portion of the Executive Officer’s 2018 annual bonus, the Company will pay the Executive the remaining unpaid portion. If the Executive Officer remains with the Company until February 15, 2019, the Executive Officer’s 2018 annual bonus will be paid at that time.

Suspension of DRSPP

In connection with the approval of the Mergers, the Board voted to terminate the Education Realty Trust Inc. Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan (the “DRSPP”), each termination effective as of the REIT Merger Effective Time. The Board also voted to suspend the DRSPP indefinitely effective on June 25, 2018.

As a result of the suspension of the DRSPP, any distributions paid after June 25, 2018 will be paid to the Company’s stockholders in cash. The Company can provide stockholders with assistance on directing cash distribution payments and answering questions. The suspension of the DRSPP will not affect the payment of distributions to stockholders who previously received their distributions in cash.

Press Release and Employee Communication

On June 25, 2018, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of such press release is attached as Exhibit 99.1 hereto and is incorporated by reference in this Item 8.01.

Also on June 25, 2018, the Company intends to release a pre-recorded video presentation featuring Randall L. Churchey, Edwin B. Brewer, Jr., Thomas Trubiana and Christine Richards to the Company’s employees. A copy of the script from the presentation is attached hereto as Exhibit 99.2.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among others, the industry, markets in which the Company operates, and the transactions described in this Current Report on Form 8-K. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the Company Parties and others following announcement of the Merger Agreement; (3) the inability to complete the Mergers due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Mergers; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Mergers; (5) the impact, if any, of the announcement or pendency of the Mergers on the company’s relationships with colleges and universities; (6) the amount of the costs, fees, expenses and charges related to the Mergers and the actual terms of certain financings that will be obtained for the Mergers; and (7) other risks that are set forth under “Risk Factors” in the Company’s and Company OP’s 2017 Annual Report on Form 10-K. All forward-looking statements speak only as of the date of this Current Report on Form 8-K or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this Current Report on Form 8-K.

Cautionary Statements

The Merger Agreement has been filed as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties and covenants made by the parties in the Merger Agreement are qualified and limited, including by information in the schedules referenced in the Merger Agreement that the Company delivered in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Company OP or their affiliates. Each of the Company and Company OP acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving the Company Parties and the Buyer Parties. In connection with the transaction, the Company will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction. The final proxy statement will be mailed to the Company’s stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at the Company’s Web site, www.edrtrust.com, or by contacting Edwin B. Brewer, Jr., Executive Vice President and Chief Financial Officer of the Company, telephone 901-259-2500.

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding the Company’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 25, 2018, by and among GSHGIF LTP, LP, GSHGIF REIT, GSHGIF Acquisition LP, GSHGIF DownREIT LP, Education Realty Trust, Inc., Education Realty Operating Partnership, LP, University Towers Operating Partnership, LP, Education Realty OP GP, Inc. and University Towers OP GP, LLC (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Agreement and Plan of Merger have been omitted and Education Realty Trust, Inc. agrees to furnish supplementally a copy of any such omitted schedules to the SEC upon request).

3.1	First Amendment to the Second Amended and Restated Bylaws of Education Realty Trust, Inc.

10.1	Excise Tax Gross-Up Agreement by and between Education Realty Trust, Inc. and Randall L. Churchey, dated as of June 25, 2018.

10.2	Excise Tax Gross-Up Agreement by and between Education Realty Trust, Inc. and Edwin B. Brewer, Jr., dated as of June 25, 2018.

10.3	Excise Tax Gross-Up Agreement by and between Education Realty Trust, Inc. and Thomas Trubiana, dated as of June 25, 2018.

10.4	Excise Tax Gross-Up Agreement by and between Education Realty Trust, Inc. and Christine Richards, dated as of June 25, 2018.

10.5	Excise Tax Gross-Up Agreement by and between Education Realty Trust, Inc. and Lindsey Mackie, dated as of June 25, 2018.

99.1	Joint Press Release, dated as of June 25, 2018, issued by Education Realty Trust, Inc. and GSHGIF LTP, LP.

99.2	Employee presentation script dated June 25, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION REALTY TRUST, INC.

June 25, 2018	By:	/s/ Edwin B. Brewer, Jr.
Edwin B. Brewer, Jr.
Executive Vice President and Chief Financial Officer

EDUCATION REALTY OPERATING PARTNERSHIP, LP

By: EDUCATION REALTY OP GP, INC., its general partner

June 25, 2018	By:	/s/ Edwin B. Brewer, Jr.
Edwin B. Brewer, Jr.
Executive Vice President and Chief Financial Officer